UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 7, 2013

FIFTH & PACIFIC COMPANIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-10689	13-2842791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1441 Broadway, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 354-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Fifth & Pacific Companies, Inc. (the “Company”) announced on October 7, 2013 that the Company had entered into a definitive agreement (the “Agreement”) to sell its JUICY COUTURE brandname and related intellectual property assets of Juicy Couture, Inc., a wholly-owned subsidiary of the Company (“Juicy Couture”) or one of the Company’s other subsidiaries, to ABG-Juicy LLC (“ABG”) for a total purchase price of $195.0 million (the “Transaction”).  An additional payment may be payable to the Company in an amount of up to $10.0 million if certain conditions regarding future performance are achieved.  To effect the Transaction, Juicy Couture will form a new wholly-owned subsidiary to which it will transfer its domestic trademarks, patents, copyrights and certain related assets, as well as its domestic and international domain names (the “Juicy Couture IP”).  ABG will purchase from Juicy Couture (i) the equity interests of the new subsidiary holding the domestic intellectual property of Juicy Couture, and (ii) Juicy Couture’s foreign intellectual property assets, at the closing of the Transaction (the “Closing”).

The Juicy Couture IP will be licensed back to Juicy Couture until December 31, 2014 to accommodate the wind-down of operations. Juicy Couture will pay guaranteed minimum royalties to ABG of $10.0 million during the term of the wind-down license.

The Company has made certain customary representations and warranties to ABG in the Agreement, and has also provided certain customary covenants, including the indemnification of ABG with respect to breaches of representations and warranties and breaches of covenants, subject to specified limitations on the amount of indemnifiable damages and the survival period.

Closing is subject to the satisfaction of certain customary closing conditions, including, among others:

•	transfer of domestic JUICY COUTURE intellectual property assets into a newly-formed subsidiary of Juicy Couture;
•	absence of any injunction or other legal constraint against the Closing;
•	expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
•	the absence of a material adverse effect on the Juicy Couture IP; and
•	the receipt of consent under the Company’s asset-backed credit agreement for the sales and lien releases contemplated by the Transaction.

The Agreement is subject to termination if the Closing is not completed by December 31, 2013, with an exception at either party’s election until February 28, 2014 if all conditions other than the receipt of required regulatory approval or absence of legal constraints are satisfied.  There are no termination fees payable upon the termination of the Agreement. The Closing is expected to occur in the fourth quarter of 2013.

The foregoing description of the Agreement is only a summary, does not purport to be complete and is qualified in its entirety by the complete text of the Agreement itself. The Company intends to file the Agreement as an exhibit to its Quarterly Report on Form 10-Q for its third fiscal quarter, which ended on September 28, 2013.

ITEM 2.05.  COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

The Board of Directors of the Company approved the Agreement and the Transaction on October 7, 2013.  As a result of the Transaction, the Company expects to incur restructuring and transition charges relating to the JUICY COUTURE business that are likely to be significant.

These restructuring and transition costs include:

•	Costs associated with the assignment or termination of leases;
•	Severance costs;
•	Impairment charges; and
•	Other costs and charges.

Currently, the Company is unable in good faith to make determinations with respect to either an estimate for the total amount of the restructuring and other transition costs or the amounts of the individual types of restructuring or transition costs, because, among other things, prior to the announcement of the Transaction, the Company has not been able to conduct discussions among itself, ABG and the Company’s landlords, employees and other providers regarding the transition plan for the JUICY COUTURE business and possible mitigation of the restructuring and other transition costs.

The disclosure set forth in Item 1.01 is hereby incorporated in this Item by reference.

ITEM 2.06. MATERIAL IMPAIRMENTS.

The disclosure set forth in Items 1.01 and 2.05 is hereby incorporated in this Item by reference.

ITEM 7.01. REGULATION FD DISCLOSURE.

On October 7, 2013, the Company issued a press release (the “Press Release”) announcing its entry into the Transaction.  The Press Release, which is attached hereto as Exhibit 99.1, is incorporated in this Item by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

99.1 Press Release dated October 7, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH & PACIFIC COMPANIES, INC.

Date: October 7, 2013	By:	/s/ Nicholas Rubino
	Name:	Nicholas Rubino
	Title:	Senior Vice President – Chief Legal Officer,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Fifth & Pacific Companies, Inc., dated October 7, 2013.